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                                                                    EXHIBIT 99.1

                      Contacts:
                      David Fremed (for analysts)     Nancy Bushkin (for media)
                      Infogrames, Inc.                Infogrames, Inc.
                      212/726-6553                    212/726-4222
                      dfremed@us.infogrames.com       nbushkin@us.infogrames.com


                INFOGRAMES SECURES NEW MULTI-YEAR CREDIT FACILITY

            New York, New York, November 15, 2002 - Infogrames, Inc. (Nasdaq:
IFGM), a global publisher of interactive entertainment software, today announced that it has closed a $50 million revolving credit facility with GE Commercial Finance's Corporate Lending business, effective November 12, 2002. Proceeds from the facility, which matures in May 2005, will be used to fund the Company's working capital needs, including the manufacturing and development of products. Under the terms of the agreement, all other outstanding Infogrames, Inc. debt obligations are subordinated to the new facility.

            "We are quite pleased to have closed this facility with GE Commercial Finance," said Bruno Bonnell, Chairman and Chief Executive Officer of Infogrames, Inc. "In the course of the last two years, we have steadily turned our operations around and our improved performance over the last few quarters makes this an opportune time to begin establishing relationships within the U.S. banking community."

            New York-based Infogrames, Inc. (Nasdaq: IFGM) is one of the largest third-party publishers of interactive entertainment software in the U.S. The Company develops video games for all consoles (Sony Computer Entertainment America, Nintendo and Microsoft), PCs, and Macintosh systems. Infogrames' catalogue of more than 1,000 titles includes award-winning franchises such as Civilization(R), Backyard Sports(TM), Deer Hunter(R), Driver(TM), RollerCoaster Tycoon(R), and Test Drive(R), and key licenses including Warner Bros. The Matrix(R), Warner Bros. Looney Tunes(TM), Nickelodeon's Blue's Clues(R) and Dora the Explorer(TM), Dragon Ball Z(R), Unreal(R), Mission Impossible(R), Terminator(R), Harley-Davidson(R), Major League Baseball(R), and the National Football League(R), among many others. The Company's Humongous Entertainment and MacSoft labels are leaders in children's and Macintosh entertainment software, respectively.

            Infogrames, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (IESA) (Euronext 5257), a global publisher and distributor of video games for all platforms. In 2001, IESA acquired Infogrames Interactive, Inc. (formerly Hasbro Interactive), including rights to use its line of software based on well-known licenses such as MONOPOLY, Jeopardy(R), TONKA, and Atari(R), which are published and distributed in the U.S. by Infogrames, Inc. For more information, visit the Company's Web site at www.infogrames.com.

SAFE HARBOR STATEMENT

Certain statements contained in this release are forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. With respect to such forward-looking statements, the company seeks the protection afforded by the Private Securities Litigation Reform Act of 1995 and other enabling legislation. Statements contained herein with regard to the company's business outlook and prospective operating and financial results are based upon management's expectations regarding various factors, which may be beyond the company's control. This statement is not intended to identify each and every risk and uncertainty inherent in the company's business, and should be read in conjunction with the company's cautionary statements contained in its most recent filings with U.S. and foreign regulatory authorities.

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